Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Duckwall-ALCO Stores, Inc. of our report dated April 14, 2006, with respect to the consolidated balance sheets of Duckwall-ALCO Stores, Inc. as of January 29, 2006 and January 30, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 29, 2006, which report appears in the January 29, 2006 annual report on Form 10-K of Duckwall-ALCO Stores, Inc.

Our report dated April 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 29, 2006, expresses our opinion that Duckwall-ALCO Stores, Inc. did not maintain effective internal control over financial reporting as of January 29, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria related to:

1. The Company has not established controls to require a review of certain information prepared for inclusion in the Company’s financial statements.

2. The Company has insufficient controls to ensure that warehouse inventory and cost of sales are properly reflected in the interim financial statements. Specifically, warehouse inventory is only reconciled to the general ledger annually.

/s/ KPMG LLP

Omaha, Nebraska
April 14, 2006